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NET PERCEPTIONS STOCKHOLDERS:

o THE MARCH 12 SPECIAL MEETING TO APPROVE MANAGEMENT'S PROPOSED PLAN OF LIQUIDATION IS NOW A WEEK AWAY

o OBSIDIAN'S OFFER TO EXCHANGE OUR STOCK FOR NET PERCEPTIONS STOCK IS NOW SCHEDULED TO EXPIRE ON MARCH 17, 2004

o    APPROVAL OF THE PROPOSED PLAN OF LIQUIDATION WILL:

o    TERMINATE THE EXISTENCE OF NET PERCEPTIONS AND

o ELIMINATE YOUR ABILITY TO RECEIVE ANYTHING MORE FOR YOUR STOCK THAN THE ESTIMATED, CONDITIONAL PAYMENT DESCRIBED IN MANAGEMENT'S PROXY STATEMENT

o    WE STRONGLY  URGE YOU NOT TO RETURN  MANAGEMENT'S  WHITE PROXY CARD FOR ANY
     REASON

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March 4, 2004



Dear Net Perceptions, Inc. Stockholder:

     As we have previously written, approval of management's proposed plan of liquidation at the March 12 Special Meeting will effectively terminate your company's existence. Consequently, approval will also eliminate your ability to receive anything more for your stock than the conditional, estimated payment of $0.45 per share, in the very best case, described in management's proxy statement.

     WE STRONGLY URGE YOU NOT TO RETURN ANY OF MANAGEMENT'S WHITE PROXY CARDS FOR ANY REASON. We will shortly be mailing you our proxy materials that will contain more detailed information. WAIT until you have received our detailed proxy materials and BLUE proxy card BEFORE making any voting decisions on the important matters to be considered at the Special Meeting.

     You should also consider that Net Perceptions' management has acknowledged that if the proposed plan of liquidation is approved and carried out, YOU MAY STILL BE LIABLE TO REPAY UP TO THE ENTIRE AMOUNT OF ANY PAYOUT, INCLUDING LAST FALL'S SPECIAL PAYOUT OF $1.50 PER SHARE, if management underestimates its liabilities, including those from the several lawsuits still pending against the company.

     IF YOU HAVE ANY QUESTIONS, PLEASE CALL OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE, AT 1-888-750-5834.


Sincerely,


/s/ Timothy S. Durham
---------------------
Timothy S. Durham
Chairman and Chief Executive Officer
Obsidian Enterprises, Inc.


THE IDENTITY OF THE  PARTICIPANTS  IN THE  SOLICITATION  (AS DEFINED BY SCHEDULE
14A) AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS ARE INCLUDED UNDER THE CAPTIONS "OTHER INFORMATION" AND "SCHEDULE I - INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES" IN THE PRELIMINARY PROXY MATERIALS FILED BY OBSIDIAN WITH THE SEC ON MARCH 1, 2004.

THIS COMMUNICATION RELATES ONLY TO THE SPECIAL MEETING OF STOCKHOLDERS AT WHICH THE PLAN OF LIQUIDATION PROPOSAL WILL BE CONSIDERED. IT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF NET PERCEPTIONS, INC. OR OBSIDIAN ENTERPRISES, INC. OBSIDIAN HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT, EXCHANGE OFFER DOCUMENTS AND PRELIMINARY PROXY MATERIALS WITH RESPECT TO THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THOSE DOCUMENTS BECAUSE THEY INCLUDE IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY OBSIDIAN WITH THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV. The exchange offer, registration statement and the other documents may also be obtained free of charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling toll-free (888) 750-5834, and may also be obtained from Obsidian Enterprises, Inc. by directing a request by mail to Obsidian Enterprises, Inc. 111 Monument Circle, Suite 4800, Indianapolis, Indiana 46024, Attn: Rick D. Snow.